Exhibit 99.1

Contacts:	Meagan Busath Manager, Public Relations 650-385-5345 mailto:mbusath@informatica.com	Stephanie Moser Director, Investor Relations 650-385-5261 smoser@informatica.com

INFORMATICA SETS DATE TO ANNOUNCE THIRD QUARTER RESULTS

REDWOOD CITY, Calif., October 8, 2004 — Informatica Corporation (NASDAQ: INFA), a leading provider of data integration software, today announced it will release its third quarter results on October 19, 2004.

     As a result of the company’s headquarters relocation plan announced in a separate release, the company will incur a restructuring charge of approximately $10 million in the third quarter of 2004. This charge is a result of a change in estimates related to the 2001 restructuring charge for a portion of the office space to be vacated at the company’s current headquarters.

     The company will host a conference call on October 19, 2004 at 5:00 p.m. ET to discuss the results and the facilities restructuring. The call will be hosted by Sohaib Abbasi, president and CEO, and Earl Fry, executive vice president and CFO, and can be accessed on the company’s Web site at http://www.informatica.com/investor.

About Informatica

     Informatica Corporation (NASDAQ: INFA) is a leading provider of data integration software. Using Informatica products, companies can access, integrate, visualize, and audit their enterprise information assets to help improve business performance, increase customer profitability, streamline supply chain operations and proactively manage regulatory compliance. More than 2,000 companies worldwide rely on Informatica for their end-to-end enterprise data integration needs. For more information, call 650-385-5000 (1-800-970-1179 in the U.S.), or visit www.informatica.com.

     This press release contains forward-looking statements regarding the company’s expectations of the timing and amount of a facilities restructuring charge in the third quarter of 2004. Informatica’s expectations with regard to the foregoing may be affected by a number of factors that could cause actual results to differ materially from those anticipated by these forward-looking statements. Such risks and uncertainties include the timing and adequacy of the restructuring charge as compared to actual cash expenditures and the effect of general business and market conditions, including the real estate market in the San Francisco Bay Area. Further risks are detailed from time to time in Informatica’s SEC reports, including its Form 10-K Report and Form 10-Q filings. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date, and Informatica undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date they were made.

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     Note: Informatica is a registered trademark of Informatica Corporation in the United States and in jurisdictions throughout the world. All other company and product names may be trade names or trademarks of their respective owners.